Exhibit 99.1

FORM OF

INSTRUCTIONS FOR USE OF

SEARS HOMETOWN AND OUTLET STORES, INC. SUBSCRIPTION RIGHTS

CERTIFICATES

CONSULT GEORGESON, INC., THE INFORMATION AGENT, AS TO ANY

QUESTIONS

The following instructions relate to the distribution by Sears Holdings Corporation (“Sears Holdings”), to the holders of record (the “Record Holders”) of its common stock, as of the close of business on [—], 2012 (the “Record Date”), at no charge, of transferable subscription rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”) of Sears Hometown and Outlet Stores, Inc. (the “Company”) at a price of $[—] per whole share (the “Rights Offering”) as described in the Company’s Prospectus, dated [—], 2012 (the “Prospectus”). An aggregate of [—] shares of Common Stock are being offered by the Prospectus. Each Record Holder will receive one Right for every full share of Sears Holdings common stock owned of record as of the close of business on the Record Date.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [—], 2012, but Sears Holdings may extend the Rights Offering for additional periods ending no later than [—], 2012 (as so extended, the “Expiration Date”). Rights not exercised by the Expiration Date will expire, have no value and cease to be exercisable for Common Stock. Neither the Company nor Sears Holdings will be obligated to honor any purported exercise of Rights received by Computershare Inc. (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date. If Sears Holdings elects to extend the Rights Offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, [—], 2012. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each Right gives the holder thereof the right to purchase from Sears Holdings [—] of a share of Common Stock (the “Basic Subscription Right”) at a subscription price of $[—] per whole share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 1,000 shares of Sears Holdings common stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic Subscription Right that would entitle you to purchase [—] shares of Common Stock ([—] rounded down to the nearest whole share) at a subscription price of $[—] per whole share.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Rights, after giving effect to any purchases or sales of Rights by them prior to such exercise, may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[—] per whole share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Excess Shares”). The Subscription Agent will allot shares of Common Stock in the Rights Offering as follows:

•	First, shares will be allocated to holders of Rights who exercise their Basic Subscription Rights.

•	Second, Excess Shares will be allocated among the holders of Rights who exercise the Over-Subscription Privilege, in accordance with the following formula:

•

Each holder who exercises the Over-Subscription Privilege will be allocated a percentage of the Excess Shares equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised. Such percentage could result in the allocation of more or fewer Excess Shares than the holder requested to purchase through the exercise of the Over-Subscription Privilege.

•

Third, if the allocation of Excess Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of Common Stock than that holder subscribed for pursuant to the Over-Subscription Privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•

Fourth, any shares of Common Stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request will be allocated among all remaining holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Do not send the Subscription Rights Certificate or payment to the Company or to Sears Holdings. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate, with full payment of the total subscription amount, before 5:00 p.m., New York City time, on the Expiration Date. Once you submit the Subscription Rights Certificate, you are not allowed to revoke or change the exercise or request a refund of monies paid. If you do not exercise your Rights before the Expiration Date, then they will expire, have no value and cease to be exercisable for shares of Common Stock.

The number of shares of Common Stock you may purchase pursuant to your Basic Subscription Right is indicated on the Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE, WITH FULL PAYMENT BY CASHIER’S OR CERTIFIED CHECK, FOR ALL OF THE SHARES THAT YOU INTEND TO SUBSCRIBE FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON [—], 2012, THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE, HAVE NO VALUE AND CEASE TO BE EXERCISABLE FOR SHARES OF COMMON STOCK.

1. Method of Subscription—Exercise of Rights.

To exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the total required subscription amount for all of the shares you intend to subscribe for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., New York City time, the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Common Stock that you wish to acquire in the Rights Offering by cashier’s or certified check drawn upon a United States bank payable to the Subscription Agent at the address set forth below. Personal checks and wire transfers will not be accepted.

Your payment must be received by the Subscription Agent prior to the expiration of the Rights Offering. Payment received after the expiration of the Rights Offering will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. If you elect to exercise your

Rights, you should ensure that the Subscription Agent receives your funds before the Rights Offering expires. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent, Sears Holdings or the Company.

The completed Subscription Rights Certificate and full payment of the total subscription amount, by cashier’s or certified check, must be delivered to the Subscription Agent by one of the methods described below:

By first class mail:	By hand or overnight courier:
Computershare Inc. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Inc. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Sears Holdings may not honor the exercise of your Rights if you deliver subscription documents, Subscription Rights Certificates or payment in a manner or method different than those set forth above.

You should direct any questions or requests for assistance concerning the method of subscribing for shares of Common Stock, the subscription documents or for additional copies of the Prospectus to Georgeson Inc. (the “Information Agent”), by calling (866) 695-6074 (toll-free) or, if you are a bank, broker or other nominee, (212) 440-9800.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent, Sears Holdings and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

If you or your nominee send a subscription payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege and the elimination of fractional shares.

If you send a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you have indicated an intention to purchase, then the remaining amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

2. Issuance of Common Stock.

As soon as practicable following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Privilege, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will (i) credit your account or the account of your record holder with the number of shares of Common Stock that you purchased pursuant to the Basic Subscription Right and the Over-Subscription Privilege, and (ii) mail to each holder of Rights who exercises the Over-Subscription Privilege any excess amount, without interest or penalty, received in payment of the Subscription Price for Excess Shares that are subscribed for by such holder of Rights but not allocated to such holder of Rights pursuant to the Over-Subscription Privilege.

3. Sale or Transfer of Rights.

The Rights will be transferable during the course of the subscription period, and the Company expects the Rights will be listed for trading on the NASDAQ Capital Market under the symbol “SHOSR” and the Company currently expects that the Rights will begin trading on or about [—] 2012, the first business day following the distribution of the Rights, and will continue to trade until 4:00 pm, New York City time, on [—], 2012, the fourth business day prior to the Expiration Date. As a result, you may transfer or sell your Rights if you do not want to exercise them to purchase shares of Common Stock. However, the Rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the Rights or their market value.

If you are a beneficial owner of shares of Sears Holdings common stock on the Record Date and hold your shares of Sears Holdings common stock or will otherwise receive your Rights through a broker, custodian bank or other nominee, Sears Holdings will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to sell your Rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on [—], 2012, the fourth business day prior to the Expiration Date, or such earlier date as your broker, custodian bank or other nominee may require. If you sell your Rights through your broker, custodian bank or other nominee your sales proceeds will be the actual sales price of your Rights less any applicable broker’s commission, taxes or other fees.

If you are a holder of Rights and receive a Subscription Rights Certificate you may take your Subscription Rights Certificate to a broker and request to sell the Rights represented by the Certificate. The broker will instruct you as to what is required to sell your Rights. Alternatively, you may complete the back of the Subscription Rights Certificate to authorize the Subscription Agent to sell your Rights on your behalf, provided that you return the Subscription Rights Certificate to the Subscription Agent such that it will be actually received prior to 4:00 p.m., New York City time, on [—], 2012, the fourth business day prior to the Expiration Date.

4. Commissions, Fees, and Expenses.

Sears Holdings is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock to you if you exercise your Rights. If you exercise your Rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. The Company will pay all reasonable fees charged by Computershare Inc., as the subscription agent and Georgeson Inc., as the information agent.

5. Execution.

If you are a holder of Rights, the signature on the Subscription Rights Certificate must correspond with the name of the holder of Rights exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a holder of Rights must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

6. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the holder of Rights, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

7. Determinations Regarding the Exercise of Your Rights

Sears Holdings will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and Sears Holdings will not accept any alternative, conditional or contingent subscriptions. Sears Holdings reserves the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless Sears Holdings waives them in its sole discretion. Neither the Company, Sears Holdings nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to Sears Holdings’ right to withdraw and cancel the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment. Sears Holdings’ interpretations of the terms and conditions of the Rights Offering will be final and binding.